EXHIBIT 99.1
For Immediate Release	Contact: Anthony L. Mattacchione
February 7, 2005	(860) 644-1551

GERBER SCIENTIFIC, INC. NAMES JAY ZAGER

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) announced today that Jay Zager has been elected effective February 28 as senior vice president and chief financial officer of the company, a leading international supplier of automation technologies for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing.

"Jay brings tremendous talent and experience to Gerber Scientific and we are delighted to have him joining our senior management team," said Marc T. Giles, president and chief executive officer of Gerber Scientific, Inc. "With his extensive background in technology and manufacturing companies, his outstanding track record in business development, and his strong reputation in the investment community, Jay is a superb fit with Gerber and our strategy."

Zager most recently has served as senior vice president and CFO of Helix Technology Corp., a semiconductor equipment manufacturer, where he oversaw a successful secondary offering and implemented a corporate-wide ERP system. Before that position, he was executive vice president and CFO at Inrange Technologies Corp., a storage networking company, which he led through a successful IPO.

He previously spent 14 years at Digital Equipment Corporation, where he held a number of senior finance positions in various areas of the company, including vice president and CFO for Worldwide Engineering & Research. He most recently served as vice president - Business Development until 1999. Zager began his career at Xerox Corporation.

Zager holds a B.S. in Operations Research from the Massachusetts Institute of Technology (MIT) and an M.S. in Finance and Strategic Planning from MIT's Sloan School of Management.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Forward-looking Statements:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2004 and July 31, 2004 and its Annual Report on Form 10-K for the year ended April 30, 2004, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company expressly disclaims any obligation to update or revise any forward-looking statements contained in this release.